SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported: November 15, 2001

LMI AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

0-24293 (Commission File Number)	43-1309065 (I.R.S. Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri (Address of Principal Executive Offices)	63302-0900 (Zip Code)

(636) 946-6525 (Registrant's Telephone Number, Including Area Code)

Item 9.    Regulation FD Disclosure.

           On November 15, 2001, LMI Aerospace, Inc. issued a press release relating to its financial outlook for 2002. The text of the announcement is attached hereto as Exhibit 99.1.

Exhibit Number	Description

99.1	Text of Press Release dated November 15, 2001, issued by LMI Aerospace, Inc.

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   November 16, 2001

LMI AEROSPACE, INC.

By: /s/ Lawrence E. Dickinson Lawrence E. Dickinson Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Text of Press Release dated November 15, 2001 issued by LMI Aerospace, Inc.

Exhibit 99.1

LMI Aerospace, Inc.
Post Office Box 900
St. Charles, Missouri 63302

For more information,
Contact Ed Dickinson, 636/916-2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE, INC. PROVIDES UPDATED OUTLOOK
AND ESTIMATES FOR 2002

        St. Louis, November 15, 2001 – LMI Aerospace, Inc. (NASDAQ/NMS:LMIA) has updated its outlook and estimates for 2002 as a result of recent terrorist attacks which have had an adverse impact on the commercial aircraft industry. Airline customers have deferred delivery of large commercial and regional aircraft, resulting in reduced aircraft production rates and inventory adjustments. Based on discussions with its commercial aircraft customers and order adjustments made to date, the Company believes that most order reductions and delays will begin in the first quarter of 2002 and will continue into 2003.

        The Company expects Boeing and its Tier One subcontractors to reduce order rates in 2002 by approximately 35 percent, and Canadair to reduce order rates on regional models by 15 to 20 percent from 2001 rates. Partially offsetting these reductions are production rate increases and new orders on Lockheed F-16 and C-130J models, rate increases on selected products from Litton, Cymer and Boeing Defense, and new orders from Vought. As a result, the Company expects that revenue in the second half of 2002 will exceed revenue in the first six months.

        Ronald S. Saks, president and chief executive officer of LMI, said “Our current forecast for 2002, is for sales of LMI to total $73 million to $77 million, with inventory growth of $1 million to $3 million, and gross margins of 20 to 23 percent. Our guidance of August 9 estimated 2002 sales would increase to $85 million to $87 million. We now estimate that sales of components and assemblies for large commercial aircraft should represent about 32 percent of total sales in 2002, down from an estimated 48 percent in 2001. On November 13, LMI estimated that 2001 sales would total $73 million to $76 million with gross margins of 22 to 23 percent, which includes only nine months of operations at Tempco Engineering,” Saks said.

        Selling, general and administrative expenses in 2002 should be approximately the same as in 2001. These costs for 2002 include a $350,000 benefit related to the Company’s adoption of FASB 141 and 142, under which goodwill is no longer amortized but is subject to annual impairment testing.

        For the full year 2002, the Company expects capital additions and working capital investment to total $4 million to $5 million. Accordingly, cash flow should enable us to reduce long-term debt to $7 million to $8 million by the end of 2002.

        “We continue to invest in manufacturing and information technology, and intend to take advantage of our firm financial condition to significantly improve our relationship with key customers. Emphasis has been placed on several projects designed to streamline our operations and expand the use of e-commerce with several customers and our primary raw material supplier. In addition, creation of a separate tooling division and expansion of our design engineering capability should result in increased opportunities to partner with our growth customers,” Saks said.

        He added, “We believe that as 2002 progresses, the precarious financial condition of a number of competing suppliers may result in transfers of components and subassemblies to more capable, financially secure suppliers. Given our Company’s financial strength, this potential opportunity could provide us with added revenue not currently included in the above estimates.”

        LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates six manufacturing facilities that fabricate, finish and integrate close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, and for laser equipment used in the semi conductor and medical industries. Its products include leading edge wing slats and lens assemblies; cockpit window frame assemblies; fuselage skins and supports; passenger and cargo door frames and supports; and excimer laser components. The Company celebrated its 50th anniversary in 1998.

        This press release includes forward-looking statements related to LMI Aerospace’s outlook for 2001 and future periods, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace’s filings with the Securities and Exchange Commission.